As filed with the Securities and Exchange Commission on October 23, 2025

Registration No. 333-279213

Registration No. 333-255845

Registration No. 333-254284

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-279213

REGISTRATION STATEMENT NO. 333-255845

REGISTRATION STATEMENT NO. 333-254284

UNDER

THE SECURITIES ACT OF 1933

POTBELLY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-4466837

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 W Madison St. Suite 1000

Chicago, Illinois 60661

(312) 951-0600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Adam Noyes

President

Potbelly Corporation

500 W Madison St. Suite 1000

Chicago, Illinois 60661

(312) 951-0600

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

W. Benjamin Barkley

David M. Eaton

Kilpatrick Townsend & Stockton LLP

1100 Peachtree St. NE, 2800

Atlanta, GA 30309

Telephone: (404) 815-6500

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On October 23, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 9, 2025, by and among Potbelly Corporation, a Delaware corporation (the “Registrant”), RaceTrac, Inc., a Georgia Corporation (“Parent”) and Hero Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent.

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) filed by the Registrant relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission (the “SEC”) by the Registrant:

•

Registration No. 333-279213, filed with the SEC on May 8, 2024, providing for the offer and sale, from time to time, in one or more offerings and series, together or separately, of: (i) shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”); (ii) shares of the Registrant’s preferred stock, par value $0.01 per share (“Preferred Stock”); (iii) debt securities; and (iv) warrants or units representing rights to purchase any of the other securities that may be sold under such Registration Statement;

•

Registration No. 333-255845, filed with the SEC on May 6, 2021, providing for the offer and sale, from time to time, in one or more offerings and series, together or separately, of: (i) shares of the Registrant’s Common Stock; (ii) shares of the Registrant’s Preferred Stock; (iii) debt securities; and (iv) warrants or units representing rights to purchase any of the other securities that may be sold under such Registration Statement; and

•

Registration No. 333-254284, filed with the SEC on March 15, 2021, providing for the offer and sale, from time to time by the selling stockholders named therein, of an aggregate of up to 4,549,529 shares of the Registrant’s Common Stock.

As a result of the Merger, the Registrant has terminated any and all offerings and sales of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 23, 2025.

POTBELLY CORPORATION

By:	/s/ Robert D. Wright
Name:	Robert D. Wright
Title:	Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.